Exhibit 99.1
News Releases
Flowserve Announces Final Bookings and Record Backlog for Second Quarter 2006
DALLAS—(BUSINESS WIRE)—July 27, 2006—Flowserve Corp. (NYSE:FLS) today said that second quarter 2006 reported bookings increased to $912 million, a second quarter record, while backlog increased to a record $1.39 billion. The company also said that second quarter 2006 organic bookings were up sharply compared with the prior year period.
Second quarter 2006 organic bookings of $910 million compare with second quarter 2005 organic bookings of $696 million, and second quarter 2005 reported bookings of $723 million. Therefore, organic bookings increased about 31 percent in the second quarter of 2006 compared with the second quarter 2005 organic bookings. Reported bookings for the second quarter of 2006 increased by 26 percent compared with the prior year period. On July 12, 2006, the company had announced preliminary bookings of approximately $900 million for the second quarter of 2006.
Organic bookings differ from reported bookings by excluding divested operations, where applicable, in relevant periods and the effect of currency in 2006 periods. The company divested its General Services operations, which had 2005 bookings of $95 million, effective Dec. 31, 2005. The company’s second quarter 2006 bookings include a $2 million currency benefit versus the prior year period.
Second quarter 2006 ending backlog increased approximately 13 percent to approximately $1.39 billion, compared with $1.23 billion at March 31, 2006. Currency had a 3 percent positive impact on backlog in the second quarter of 2006, primarily due to the appreciation of the Euro.
The increases in bookings and backlog were primarily due to strong pump project business, including oil-related business in the Middle East, and robust global markets in general for the company’s products.
Flowserve President and Chief Executive Officer Lewis M. Kling said, “We are very pleased with our bookings growth, which has risen sharply while we have exercised increased selectivity in pursuing customer business. In addition, our operational excellence programs have positioned us well to continue to meet our on-time delivery commitments to customers and take advantage of very strong market conditions. Our strong backlog, including the major projects, bodes well for the remainder of 2006 as well as 2007.”
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
SAFE HARBOR STATEMENT: This news release includes forward-looking statements. Forward-looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe,” “seek,” “anticipate,” “plan,” “estimate,” “expect,” “intend,” “project,” “forecast,” “predict,” “potential,” “continue,” “will,” “may,” “could,” “should,” and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: delays in future reports of the Company’s management and outside auditors on the Company’s internal control over financial reporting and related certifications; continuing delays in the Company’s filing of its periodic public reports and any SEC, NYSE or debt rating agencies’ actions resulting therefrom; the possibility of adverse consequences of the pending securities litigation; the possibility of adverse consequences related to the investigations by the SEC and foreign authorities regarding our participation in the United States Oil-for-Food program; the possibility of adverse consequences of governmental tax audits of the Company’s tax returns, including the upcoming IRS audit of the company’s U.S. tax returns for the years 2002 through 2004; the Company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for the Company’s products or competitors’ responses to the Company’s strategies; the Company’s ability to integrate acquisitions into its management and operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; the Company’s ability to comply with the laws and regulations affecting its international operations, including the U.S. export laws, and the effect of any noncompliance; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; the Company’s relative geographical profitability and its impact on the Company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning operations of acquired companies with those of Flowserve; the Company’s ability to meet the financial covenants and other requirements in its debt agreements; any terrorist attacks and the response of the U.S. to such attacks or to the threat of such attacks; technological developments in the Company’s products as compared with those of its competitors; changes in prevailing interest rates and the Company’s effective interest costs; and adverse changes in the regulatory climate and other legal obligations imposed on the Company. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.
CONTACT:
Flowserve Corp.
Investor Contact
Michael Conley, 972-443-6557
or
Media Contact
Lars Rosene, 469-420-3264
SOURCE:
Flowserve Corp.